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Ethan Allen Interiors Inc.

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On September 24, 2026, Ethan Allen Interiors Inc. filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 Annual Meeting of Stockholders and issued the following press release and letter to stockholders.

Ethan Allen Files Definitive Proxy Statement and Mails Letter to Shareholders

Urges Shareholders to Vote ‘FOR’ Ethan Allen’s Five Highly Qualified Director Nominees on the BLUE Proxy Card

Ethan Allen's Board Has Overseen a 49.1% Five-Year Return While the Peer Median Lost 42.7%, and Has Returned $768 Million in Dividends to Shareholders

Ethan Allen's Board Has Built a Debt-Free, Vertically Integrated Business That Has Sustained Gross Margins Above 59% for Five Straight Years and Averaged Operating Margins More Than Double Its Peers'

Ethan Allen's Board Has Completed the Company's Repositioning and Is Driving a Growth Plan That Is Already Delivering Record Close Rates and Higher Order Values

Ethan Allen's Board Is Leading an Orderly CEO Transition, While DGB Would Hand Control to a Slate with No Operating Plan, No CEO, and No Inside Knowledge of the Business

Visit www.VoteEthanAllen.com for More Information

DANBURY, CT - September 24, 2026 - Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design company, manufacturer and retailer in the home furnishings marketplace, today announced the filing of its definitive proxy statement with the U.S. Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders (“Annual Meeting”), scheduled to be held at 11:00 A.M. Eastern Time on November 4, 2026. Shareholders of record as of the close of business on September 11, 2026, are entitled to vote at the Annual Meeting.

In conjunction with the filing and related mailing of proxy materials, the Company’s Board of Directors (the “Board”) is sending shareholders the letter below, highlighting the following key points:

●

Ethan Allen’s vertically integrated, designer-led business model reflects a deliberate strategic plan that has produced a consolidated gross margin above 59% for five consecutive fiscal years, a debt-free balance sheet, and $768 million in cash dividends paid to shareholders since going public. The Company has delivered a five-year total shareholder return (“TSR”) of 49.1% through September 21, 2026, and 45.2% through August 4, 2026, the last trading day before DGB publicly announced its director nominations, outperforming 10 of the 11 companies in the fiscal 2026 peer group disclosed in the Company’s 2026 proxy statement with complete five-year trading data[1]. Its operating margin over the past five years has averaged 12.8%, more than double its Proxy peer group average, indicative of a profitable, disciplined business model.

1 Source: FactSet. The 49.1% and 45.2% TSR figures cover the five-year periods ended September 21, 2026 and August 4, 2026, respectively, and include reinvested dividends. The fiscal 2026 peer group disclosed in the Company’s 2026 proxy statement consists of Arhaus, Bassett Furniture Industries, Culp, Flexsteel Industries, HNI, Hooker Furnishings, Haverty Furniture Companies, La-Z-Boy, The Lovesac Company, MillerKnoll, Purple Innovation and RH. Arhaus is excluded from the five-year comparison because it lacks complete trading data for the full period. Accordingly, the comparison includes the remaining 11 proxy peers.

●

Leveraging its strong operating margins and profitability, the Company has undertaken a significant repositioning to strengthen its platform for long-term sustainable growth. Ethan Allen has invested in product visualization and room planning technology designed to enhance the client experience and support a more efficient retail footprint. As part of this transition, the Company refreshed and right-sized over 100 design centers and sold additional floor samples, which affected manufacturing productivity and margins during the transition. With this repositioning now substantially complete, Ethan Allen is focused on translating its designer-led, vertically integrated platform into long-term, profitable growth and shareholder value while maintaining margin and balance-sheet discipline.

●

Ethan Allen’s recent and planned increases in marketing spend, including paid search and paid social, are designed to strengthen brand awareness and connect online engagement with in-person design services.

●

The Board is advancing its ongoing formal CEO succession process led by the Board’s Corporate Governance, Nominations and Sustainability Committee (the “Committee”), which is comprised of every independent director. The Committee has engaged a nationally recognized executive search firm to identify and evaluate internal and external candidates. The Board has committed to publicly announcing Ethan Allen’s next CEO no later than June 30, 2027, the date on which Mr. Kathwari’s current contract is scheduled to end.

●

DGB Investment, a 5.2% shareholder, is seeking to take control of the Company by replacing the entire Board and the CEO without a detailed operating plan. DGB's nominees have not demonstrated experience overseeing the full complexity of a vertically integrated, designer-led manufacturer-retailer model, which presents a significant risk to the ongoing business.

●	It is critical that Ethan Allen shareholders vote “FOR” the Company’s five highly qualified director nominees and vote “WITHHOLD” on DGB’s nominees on the BLUE proxy card.
●

The Company launched VoteEthanAllen.com to provide shareholders with additional information about Ethan Allen’s history of and commitment to driving shareholder value, as well as instructions for how to vote at the 2026 Annual Meeting.

The full text of the letter being mailed to shareholders follows:

September 24, 2026

Dear Fellow Shareholders,

The future direction and control of Ethan Allen is in your hands. This letter details why we believe the choice is clear and you should vote “FOR” all five of Ethan Allen’s director nominees – M. Farooq Kathwari, David M. Sable, Tara I. Stacom, Maria Eugenia Casar and Cynthia Ekberg Tsai - and vote “WITHHOLD” on DGB’s nominees on the BLUE proxy card.

Your Board of Directors is singularly focused on enhancing the value of your investment in Ethan Allen and acting in the best interests of all shareholders. Your Board and Management team have strategically repositioned the Company and created a platform for long-term sustainable growth, while maintaining profitability, and responsibly returning capital to shareholders.

Ethan Allen is:

●	Executing its designer-led strategy,
●	Investing in long-term sustainable growth,
●	Generating positive cash flow,
●	Returning capital to shareholders,
●	Scaling its marketing and digital capabilities and product offerings,
●	Expanding its global retail footprint, and
●	Preparing for its next chapter of profitable growth.

While the Company is investing in and strengthening key areas of its vertically integrated enterprise, the Board is focused on specific actions to maintain profitability, unlock growth, accelerate digital execution, reinforce capital allocation discipline and continue to strengthen Board accountability.

At the upcoming Annual Meeting on November 4, 2026, you will decide who leads Ethan Allen into its next chapter. DGB Investment Inc. (“DGB”), a 5.2% shareholder, is seeking to replace your CEO and take full control of your Board. DGB has not, however, provided a detailed operating plan for how it would “triple shareholder value over the next three years” while facing the same macroeconomic challenges every company in our industry is navigating today.

DGB’s founder has publicly conceded the strength of the very business he seeks to control. In an August 7, 2026, televised interview, he said that Ethan Allen’s business is fundamentally very strong, that our products are great, and that our domestic manufacturing is a significant advantage in a tariff environment. We agree.

That advantage was not an accident. Years ago, while much of the furniture industry was moving production offshore, we made the strategic decision to go the other way and invest in onshore manufacturing. Executing on that required us to build an integrated manufacturing system that today enables us to offer customers an amazing range of customization options and deliver craftsman-quality product faster than competitors who depend on lower-quality imports. The very strength DGB's founder is praising today is the direct result of a strategy we committed to while others were still chasing lower costs overseas.

Your Board is committed to engaging directly with shareholders throughout this process and welcomes your perspectives on the Company's strategy, digital execution, capital allocation, succession planning and accountability.

We believe DGB’s public statements mischaracterize the Board’s oversight and succession planning. Shareholders should evaluate our directors on their qualifications, the decisions they have made and the work underway to advance Ethan Allen’s next phase of growth. The following sections explain our strategy, the Board’s oversight and the ongoing preparations for an orderly leadership transition. Rather than engage with rhetoric about individual directors' motives, we will focus on the facts relevant to shareholders: the Company's performance, the actions underway, the Board's oversight and the consequences of replacing every director.

We urge you to vote “FOR” all five of Ethan Allen’s highly qualified director nominees: M. Farooq Kathwari, David M. Sable, Tara I. Stacom, Maria Eugenia Casar and Cynthia Ekberg Tsai - on the BLUE proxy card, for the following reasons:

Reason 1: A Designer-Led Business Model, Managed with Financial Discipline

Many furniture companies offer customization or premium positioning, but few pair that with:

●	An employed design workforce,
●	Owned North American manufacturing, and
●	A white-glove logistics network operating as one integrated system.

Ethan Allen built this system deliberately over decades to support a differentiated strategy centered on customization, quality, personal service and coordinated whole-room solutions. Today, the platform includes more than 500 interior design professionals, owned North American manufacturing facilities and a proprietary white-glove logistics network.

Revenue is below its 2006 peak, and restoring profitable growth is our priority. The recent declines also require context. Lower U.S. State Department revenue accounted for 33% of the decline in fiscal 2025 and 55% in fiscal 2026. In fiscal 2026, lower sales to China and dealers accounted for another 5% and 6%, respectively. Together, these three areas accounted for approximately two-thirds of the fiscal 2026 decline and involve revenue streams that are not directly comparable with those of most companies in DGB’s peer analysis. Since 2006 we repositioned and transformed our manufacturing into a custom made-to-order model that increased manufacturing capacity and allowed us to consolidate our logistics from ten national distribution centers in 2006 to three as of June 30, 2026. We added technology to our retail design centers that has enabled the reduction of the average size of our design centers from over 20,000 square feet in 2006 to 13,700 square feet today. Manufacturing approximately 75% of our custom furniture in North America gives us greater control over quality, production and lead times. We currently have no manufacturing capacity constraints and can grow our business without adding manufacturing facilities. Our priority is to use this platform to maintain profitability, and unlock growth while protecting quality, gross margins, and balance-sheet strength.

Ethan Allen’s vertically integrated business model has supported consolidated gross margin above 59% for five consecutive fiscal years. Operating margin over the past five years has averaged 12.8%, more than double its Proxy peer group average, indicative of a profitable, disciplined business model. We maintain a debt-free balance sheet and have returned $768 million in cash dividends to shareholders since our 1993 IPO and reported a five-year total shareholder return of 49.1% through September 21, 2026, including reinvested dividends.

DGB's peer comparison uses arithmetic averages that are heavily influenced by a small number of extreme performers. Using the median methodology reflected in ISS reports and Ethan Allen's fiscal 2026 proxy peer group, Ethan Allen delivered five-year TSR of 49.1%, compared with the peer median of (42.7)%, and ten-year TSR of 30.3%, compared with the peer median of 20.6%, through September 21, 2026. For the ten-year comparison, Arhaus, Lovesac and Purple Innovation are treated as not applicable because they lack complete comparable trading histories for their current operating companies. DGB's separate market-capitalization and enterprise-value snapshots also exclude the $768 million of cash dividends Ethan Allen has returned since its IPO and therefore do not measure the total return received by shareholders.

Given the meaningful differences in business models, customer bases and distribution strategies across the furniture industry, the Company also considers a focused group of direct home furnishings retail peers: Havertys (HVT), Arhaus (ARHS), RH, La-Z-Boy (LZB) and Bassett Furniture Industries (BSET). This group offers the most relevant benchmark for evaluating ETD’s performance; against four of those companies in this group with complete five-year trading histories, Ethan Allen delivered a five-year TSR of 45.2% through August 4, 2026 and 49.1% through September 21, 2026, outperforming each company at both measurement dates.

As of September 21, Ethan Allen's TSR exceeded the subset median of 5.3% by 43.8 percentage points2.

Over the past decade, a significant number of furniture and home goods businesses have closed, restructured or sought bankruptcy protection. Luxury retailers have also faced financial distress, including Neiman Marcus, which filed for Chapter 11 in 20203. Over the past five years, Ethan Allen has remained profitable and debt-free. Our cash and investments balance grew by an average of 12.4% per year, and total liquidity was $309 million as of June 30, 2026.

2 Source: FactSet. TSR includes reinvested dividends. Arhaus is excluded from the five-year calculation because it began trading publicly on November 4, 2021.

3 Source: Neiman Marcus Group announcement, May 7, 2020.

Fiscal 2026 consolidated gross margin was 61.2%, compared with 60.5% in fiscal 2025. We generated $45 million of operating income at a 7.8% operating margin and $52.5 million in operating cash flow, including $5.0 million in tariff refunds. At June 30, 2026, we held $187.5 million in cash and investments and had no outstanding debt. Our cash generation and financial flexibility support continued investment in our growth priorities throughout the leadership transition. Management remains focused on executing these initiatives while the Board conducts the CEO search and prepares for an orderly handover.

Digital is the front door to our designer-led model, helping clients discover the brand, explore products and connect with a designer. Our design centers then convert that interest through personalized service, customization and craftsmanship. Management observes that sales are three to five times higher when a customer interacts with an Ethan Allen designer. Our omnichannel strategy is designed to strengthen the client-designer relationship.

Reason 2: A Board Committed to Increasing Profitable Growth and Advancing Digital Execution

Our plan is organized around four priorities: expanding qualified customer acquisition; increasing designer and design-center productivity; accelerating relevant product introductions and customization; and maintaining operating discipline.

DGB cites issues raised during the 2015 proxy contest as if Ethan Allen had stood still. Since then, the Company has:

●	Repositioned its design-center network,
●	Consolidated its logistics footprint,
●	Expanded its product assortment,
●	Deployed digital tools across the customer journey, and
●	Maintained consolidated gross margin above 59% for five consecutive fiscal years.

The initiatives below are designed to convert those capabilities into renewed, profitable growth.

Our close ratio, calculated as traffic converted to customers, reached all-time highs in each of the past two years. An estimated 30% of client purchases followed a previous interaction with an Ethan Allen interior designer.

Your Board and management team have made meaningful investments in:

●	Marketing,
●	Product expansion,
●	Digital tools, and our
●	Design-center footprint to drive long-term value creation.

Customer metrics show progress:

●	Average order value increased from $4,635 in fiscal 2023 to $5,353 in fiscal 2026, and
●	Reported order value per design-center visit increased from $1,274 to $1,619 over the same period.

Our focus is to translate these improvements into sustained, profitable revenue growth. The actions underway include:

●

Right-sizing and expanding design centers: Ethan Allen opened four new Company-operated design centers during fiscal 2025 and four more in fiscal 2026. Five more are planned for fiscal 2027, including Aventura and Naples, Florida, as well as Huntersville, North Carolina. Two to three new international locations are also planned. Each new Company-operated design center is expected to generate $3 million to $4 million in annual revenue at maturity, following an expected ramp period. We have also reduced our average design-center footprint while investing in technology that helps designers serve clients in less physical space. Our occupancy costs are lower by mid-single digits compared with 2019.

●

Accelerating product development: The Company has nearly doubled its product assortment over the past five years, driven by substantial growth in Home Accents, Lighting, Outdoor, Area Rugs and expanded customization across Upholstery and Case Goods collections. This expansion gives clients greater choice through customization, rather than relying solely on adding stocked products. We can offer many variations from a single product while maintaining inventory discipline and operational efficiency.

●

Accelerating home calls: Ethan Allen’s complimentary Interior Design Service helps cultivate deep customer relationships. Currently, each designer conducts approximately six in-home consultations per month, and the Company aims to increase that to up to 12 through additional training and education.

●

Bolstering the Designer Trade Program: Ethan Allen is increasing marketing of its Trade Design Program, which provides designers, builders, architects, real estate agents and home staging professionals with access to commissions, product discounts and project support. The program currently accounts for under 5% of Ethan Allen’s consolidated net sales. The Company is working to add members and expand sales opportunities.

●

Developing digital tools aligned with our designer-led model: Over more than a decade, Ethan Allen has invested in tools that support the client-designer relationship, including live chat and online booking of appointments with a designer, 3D floor planning and custom product visualization, augmented reality, Salesforce Service and Marketing Cloud, and the Salesfloor MyDesigner clienteling app. We are now connecting Data Cloud and Tableau with our customer relationship and point-of-sale systems to improve customer insights, and we are piloting Fastr Optimizer to better understand website journeys and appointment pathways. We measure digital execution across the full customer journey, not solely through direct website sales. Direct online sales are one component of a model in which digital tools also drive discovery, visualization, appointments, designer engagement and coordinated purchases across channels.

●

Marketing to build traffic and drive growth: Ethan Allen’s marketing strategy reinforces the Company’s core brand values: quality, craftsmanship, personal service, technology and social responsibility. Marketing spend has grown by double digits in each of the past two fiscal years, including paid search and paid social to support customer acquisition and engagement. In fiscal 2027, we plan to expand brand partnerships and increase marketing spend by a projected $1.5 million, including enhancements to marketing materials and expanded mailer distribution. We also plan to hire additional training and development associates to help regional leaders and designers implement marketing best practices.

Investment levels should be evaluated together with execution and measurable outcomes, not by spending ratios alone. As the Company's data capabilities develop, management intends to assess marketing and digital initiatives using measures such as qualified appointments, conversion, designer productivity, revenue mix and cash returns.

Management will continue advancing these initiatives throughout the succession process. The Board is seeking a CEO who can navigate a uniquely complex operational landscape, manage a vertically integrated, designer-led manufacturer-retailer model and accelerate digital execution, strengthen the omnichannel experience and improve supply-chain efficiency, building on Ethan Allen’s capabilities to drive profitable growth.

Reason 3: Disciplined Capital Allocation and Shareholder Returns

Our capital allocation reflects disciplined management. Ethan Allen has paid an annual dividend every year since 1996 and a special dividend every year since 2021, including a $0.25 special dividend declared on July 28, 2026, before the Company received DGB’s nomination notice on August 5, 2026. Our capital-return program is a long-standing practice.

Consistent with that multi-year pattern, we announced an additional $3.00 per share special dividend in August 2026, following a fiscal year in which we generated positive operating cash flow every quarter. While this distribution represents roughly 40% of our June 30, 2026 cash and investments balance, we expect to maintain approximately $85 million of cash and investments after the distribution. These funds will support continued capital improvements, including approximately $12 million to $14 million in capital expenditures during fiscal 2027.

Over the past decade we have returned more than $402 million in cash dividends to shareholders, including $46 million in fiscal 2026 and $50 million in fiscal 2025.

Our capital allocation framework prioritizes investment in sustainable growth, operating liquidity and the return of excess capital. The Board remains focused on applying that discipline while overseeing the leadership transition.

DGB judges investment principally by comparing spending levels with depreciation and peer ratios, without identifying a growth investment Ethan Allen was unable to pursue because of capital returns. Ethan Allen has no current manufacturing capacity constraints and can scale production without adding facilities. DGB's plan likewise does not disclose the capital required for its proposed investments, the returns expected or the timing of those returns.

Reason 4: Independent Oversight and an Orderly Leadership Transition

Succession planning has been under active Board consideration for several years, predating DGB’s campaign, and remains a standing item on the Board’s agenda. Our independent directors also exercise oversight through executive sessions without management present. They held five such sessions in fiscal 2026, each chaired by the Lead Independent Director.

In the August 7 Bloomberg interview, Mr. Kathwari’s remarks concerned his age and ability to lead the business, not whether the Board had discussed succession4.

4 Source: Bloomberg interview transcript, August 7, 2026, 6:34-7:23, filed with the SEC.

The Board’s ongoing CEO search is led by the Corporate Governance, Nominations and Sustainability Committee, which comprises all four independent directors. The Committee has engaged a nationally recognized executive search firm to evaluate internal and external candidates. The Board has committed to publicly announcing the next CEO no later than June 30, 2027, when Mr. Kathwari’s current contract is scheduled to end.

Mr. Kathwari continues to lead management and execute the Company’s strategic priorities while supporting the search and leadership transition. After June 30, 2027, he will remain a non-executive director until the 2027 annual meeting, when he will leave the Board. Our objective is to select the right leader and support an orderly handover while maintaining focus on the business.

DGB's nominees are conducting a competing CEO search without the Board's access to internal management assessments, nonpublic operating information or the Company's existing succession work. Replacing every director would transfer control of both Ethan Allen and the CEO search to nominees who have not served as fiduciaries of the Company or conducted an inside review of its operations and leadership needs.

Reason 5: A Board Equipped to Execute Strategy and Protect Shareholder Value

The question before shareholders is which directors are best suited to oversee Ethan Allen’s strategy and execution. Our business combines owned North American manufacturing, an employed design workforce, Company-operated retail and a white-glove logistics network. Effective oversight requires experience across this integrated system, together with the digital, marketing and financial skills needed to restore growth.

Your Board’s experience overseeing Ethan Allen’s manufacturing, design workforce, retail network and logistics is directly relevant to selecting and overseeing the next CEO. We believe that knowledge, together with the qualifications below, provides an important foundation for assessing candidates against the Company’s leadership needs and supporting a successful transition.

Our nominees’ backgrounds map directly onto the pillars of our actual strategy:

●

Designer-led selling and brand building. David Sable, our Lead Independent Director, was a founding partner and Chief Marketing Officer of Genesis Direct, Inc., a pioneer of digital omnichannel retailing, and then ran Wunderman, WPP’s digital customer-relationship-management unit, as Vice Chairman and Chief Operating Officer, and later served as Chairman and CEO of VMLY&R, one of the world’s largest marketing and digital agencies. He currently sits on the board of American Eagle Outfitters (NYSE: AEO), where he serves on the Audit, Compensation and Nominating Committees, giving our Board current exposure to another public retailer’s digital and omnichannel strategy. David Sable’s biography directly contradicts DGB's claim that our directors lack digital and omnichannel retail expertise. He has also advised digital startups and fast-growing companies, providing direct exposure to emerging technology and customer-acquisition models.

●

Vertical integration and global operations. Farooq Kathwari, our CEO, has led our vertically integrated manufacturing and retail enterprise for decades. Gina Casar brings deep experience from the United Nations, including her roles as Under-Secretary-General and Deputy Executive Director of the World Food Programme where she oversaw large-scale, highly complex international logistics operations. Tara Stacom has served as Executive Vice Chairman of Cushman & Wakefield since 2013, a global commercial real estate firm with 53,000 employees in sixty countries. She previously served on the firm’s Board of Directors from 2003 to 2008 as well as the firm’s global advisory board.

●

Design-center real estate and site strategy. As Executive Vice Chairman of Cushman & Wakefield, Tara Stacom advises major corporations on complex business and real estate decisions, executing some of the world's largest leasing, sales, and corporate finance real estate transactions, and delivering strategic solutions in dynamic market environments. This experience is critical for a company actively enhancing its design center network.

●

Capital allocation and audit oversight. Cynthia Tsai, our Corporate Governance, Nominations and Sustainability Committee chair, spent 16 years at Merrill Lynch and Kidder Peabody before founding and leading a global software and technology company. Gina Casar, our Audit Committee chair, served as CFO/Controller of the United Nations and as Mexico’s National Treasurer and managed the investment of $80 billion of the United Nations Joint Staff Pension Fund.

●	Digital, e-commerce and cybersecurity oversight. David Sable, Tara Stacom and Cynthia Tsai all bring direct operating backgrounds in technology-driven business models.

Three of our four independent directors, Mr. Sable, Ms. Tsai and Ms. Casar, joined in the last five years. The average tenure of our independent directors is six years.

Replacing the Board Would Introduce Execution Risk

DGB has announced a separate CEO search led by its director nominees and the selection of an executive search firm. Those nominees are conducting their search before serving on Ethan Allen’s Board. By DGB’s own admission, they are hoping the press from their campaign will help them source CEO candidates, meaning shareholders are being asked to approve a leadership change with no leader, no transition plan, and no accountability for what happens in the interim. We believe replacing your Board during the ongoing succession process would introduce execution risk by transferring oversight of the business and responsibility for the leadership transition at the same time.

Being a good steward of shareholder capital is not defined by any single decision, it is defined by the discipline brought to bear on hundreds of decisions, many of which never make headlines but each of which shapes the trajectory of your company. Your Board has approached this responsibility with unwavering diligence, asking hard questions, challenging assumptions, and holding management accountable, all in service of long-term value creation for shareholders.

DGB’s slate lacks the relevant experience required to oversee Ethan Allen’s distinctive operating model and corporate strategy. DGB has not demonstrated that its nominees have overseen a vertically integrated manufacturer-retailer that designs and customizes its own products, operates North American manufacturing facilities, employs its own design workforce and manages company-operated retail and logistics. Giving those nominees full control would place the Company’s strategy and CEO succession process in the hands of a slate without the industry, operational or Company-specific foundation needed to execute Ethan Allen’s plan.

5 Source: Bloomberg interview transcript, August 5, 2026, filed with the SEC.

DGB's September 22 letter identifies three broad priorities but provides no quantified revenue or profitability targets, capital plan, margin guardrails, implementation timetable or milestones against which shareholders could assess performance. Nevertheless, DGB is asking shareholders to entrust its nominees with full control of Ethan Allen.

Ethan Allen’s Board is advancing a focused plan to restore profitable growth while preserving the capabilities that differentiate the Company. DGB is asking shareholders to replace every director before providing a detailed operating plan for executing its proposed transformation.

We will continue to engage with shareholders and execute our plan to restore profitable growth, accelerate digital execution, reinforce capital-allocation discipline, and advance the Board's succession planning process.

We urge you to vote “FOR” Ethan Allen’s five nominees: M. Farooq Kathwari, David M. Sable, Tara I. Stacom, Maria Eugenia Casar and Cynthia Ekberg Tsai and vote “WITHHOLD” on DGB’s nominees - on the BLUE proxy card today, and to disregard any WHITE proxy card you may receive from DGB. Only your latest-dated proxy will count.

On behalf of the Board, thank you for your continued support and investment in Ethan Allen.

Sincerely,

Maria Eugenia Casar, Independent Director

M. Farooq Kathwari, Chairman, President and Chief Executive Officer

David M. Sable, Lead Independent Director

Tara I. Stacom, Independent Director

Cynthia Ekberg Tsai, Independent Director

YOUR VOTE IS IMPORTANT!

For more information regarding Ethan Allen’s strategy and Board nominees, please visit:

www.VoteEthanAllen.com

Please refer to the enclosed BLUE proxy card for instructions on voting by internet, telephone, or mail. If you have questions or need assistance voting your shares, please contact our proxy solicitor:

GEORGESON, LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, banks may call toll-free at (888) 717-2572

ethanallen@georgeson.com

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategic and operating priorities, growth initiatives and strategies, technology investments, marketing plans, capital allocation, governance enhancements, the execution risk that may result by replacing the entire board and expectations for fiscal 2027 and beyond. These statements are subject to risks and uncertainties, including those described in Item 1A of the Company’s Annual Report on Form 10-K and in its other filings with the SEC, which could cause actual results to differ materially from those anticipated. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

About Ethan Allen

Ethan Allen (NYSE: ETD) is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Investor Relations Contacts

Ethan Allen Contact

Matt McNulty, Senior Vice President, Chief Financial Officer and Treasurer

IR@ethanallen.com

Investor Contact

Chris Hayden / Bill Fiske, Georgeson LLC

ethanallen@georgeson.com

Media Contact

Phil Denning / Gabriel Hasson, ICR LLC

ETD@icrinc.com